OICco Acquisition I, Inc. 8-K
Exhibit 10.6

February 1, 2013

Services Agreement

BETWEEN:

Champion Care Corp. (“CCC”)
307 - 208 Evans Avenue
Toronto, Ontario, Canada M8Z 1J7
and
Champion Pain Care Corp. (“CPCC”)
123 West Nye Lane, Suite 129
Carson City, Nevada 89706.

Dear Dr Owen,

Our combined efforts will solidify a strong and viable market position for Champion Pain Care Corp. This entails a disciplined process of executing core elements of the brand that distinctly impacts on your customers’ perception. We will work closely with you and your team to develop and finalize strategies and implement tactics to achieve your objectives.

In effect, Champion Care Corp. is your team of business building, management and marketing strategists and we will help you manage the execution process throughout the term of this Agreement.  Champion Pain Care Corp. has our total commitment to being a strategic partner that will do what it takes to help you achieve your goals.

THEREFORE, CCC and CPCC agree to the following:

1. Services
Scope of Services will be provided for two primary categories;
-	the Unit Level;
-	the Corporate Level.

As an outsourced solution for CPCC, a fast growth company. CCC’s role will embrace many facets and we will be responsive to the growing needs of CPCC. The following is a list of services but e will not be limited to;
(A) CCC will provide training for the Protocol for all of the United States (“the Territory”).
To be provided through pain management services under the direction of health care practitioners who are properly licensed to practice medicine and qualified to treat patients using the Protocol in the Territory.
(B) Establish ‘clinical excellence’  that will be within or associated with the clinics acquired by CPCC as permitted by the regulations enforced by the applicable governments within the Territory
(C) Take any other actions that are required to develop the business of pain management in the Territory.
(D) Marketing
-	Web site
-	Social media
-	New clinic acquisitions

(E) Management
-	Administrative
-	Financial (sourcing and working with booking and accountant)
(F) PubCo
-	Identify a market vehicle
-	Trading
-	Assist in meeting regulatory requirements (to include but not be limited to: meeting and working with lawyers, etc)

2. Effective Date and Tentative Schedule
The strength of the alliance will be found in our focus on strategic (not simply tactical) business building disciplines to ensure that the plans are fundamentally sound as well as realistic.  The relationship as described in this Agreement will provide comprehensive, detailed and success-oriented business-building activities for a five (5) year term and is effective from December 1, 2012.

3. Fees
Champion Care Corp. is pleased to provide the above described services to CPCC beginning December 1, 2012 through November 30, 2018. All fees are in U.S. funds. Taxes, if applicable, are additional. Monthly fees subject to change upon sixty (60) day written notice.

Upon signing of this agreement;	$10,000

January 1, 2013;	$10,000

Base payable the first of each month
of sixty (60) monthly retainer payments;	$10,000

In addition to the ‘Base’
An hourly rate;	$ 400

Bonuses for clinic acquisitions as follows.
-          $10,000 plus 50,000 shares for each clinic that is acquired
-          $50,000 plus 200,000 shares for every ten (10) clinics that are acquired’

Ongoing Monthly Services fees (Base and Hourly) are payable upon receipt of invoice.

4. Expenses
Expenses related to administering such services will be invoiced at cost as they are incurred (legal, public structure requirements, accountants, research, travel, phone, faxing etc.) All travel arrangements will be approved and paid for by Champion Pain Care Corp. in advance of the actual travel dates. No expense of significance will be committed to by Champion Care Corp. without prior approval and Champion Care Corp. will at all times strive to minimize expenses incurred on the client’s behalf.

5. Jurisdiction
This Agreement shall be interpreted and construed under the laws of the Province of Ontario, Canada.

6. Assignment
In the event that CCC enters into any form of corporate restructuring, such as, but not limited to, the sale or purchase of assets, merger, joint venture, initial public offering or any other transaction that involves a third party taking control of CCC, CCC reserves the right to assign this Agreement in whole or part to that third party.

7. Non-Disclosure
The terms and provisions contained in this Agreement shall not be disclosed to any third party unless that third party is bound by a non-disclosure agreement with the disclosing party or by a professional code of conduct not to disclose confidential information provided to such a third party by its clients.

This proposal is agreed to in its entirety by:

/s/ Jack Fishman
_____________________________________                                         February 1, 2013
Per:  Jack Fishman                                                                                              Date
President, Champion Care Corp.

/s/ Terrance Owen
_____________________________________                                         February 1, 2013
Per:  Dr Terrance Owen                                                                                     Date
CEO, Champion Pain Care Corp.